Exhibit 99
     United Bancorp, Inc.
P. O. BOX 10 • MARTINS FERRY, OHIO 43935 · Phone: 740/633-BANK           Fax:740/633-1448
We are United to Better Serve You
PRESS RELEASE
United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE: 11:00 AM            April 29, 2011
Subject:	United Bancorp, Inc. Reports Earnings of $0.15 per Share for the Quarter Ended March 31, 2011, an Increase of 7.14%
MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net income of $738,000 for the quarter ended March 31, 2011, compared to $683,000 for the quarter ended March 31, 2010, an increase of 8.12%. On a per share basis, the Company’s diluted earnings were $0.15 for the three months ended March 31, 2011, as compared to $0.14 for the three months ended March 31, 2010, an increase of 7.14%.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s earnings in the first quarter of 2011 generated an annualized 0.69% return on average assets (“ROA”) and an 8.26% return on average equity (“ROE”), compared to 0.61% ROA and 7.69% ROE for the three months ended March 31, 2010. Comparing the quarter ended March 31, 2011 to the first quarter of 2010, the Company’s net interest margin increased to 4.18% from 4.00%, an increase of 18 basis points. In dollars, the Company’s net interest income increased approximately $56,000, due to an increase in earning assets and the net interest margin. Comparing the same periods, Customer Service Fees on deposits decreased $89,000, due in part to changes in the way our overdraft program is structured as a result of pending regulatory guidance related to customer overdraft fees. The Company recognized a gain on sale of securities of $370,000 for the three months ended March 31, 2011. The Company sold its government sponsored mortgage—backed securities portfolio to take advantage of the favorable rate environment on these short term investments and provide liquidity to restructure the Company’s balance sheet to shift towards higher yielding loan relationships. On the expense side, the Company’s 2011 earnings were affected by a period over period increase of $288,000 in our provision for loan losses. The increase in the provision for loan losses was predicated primarily upon the economic challenges facing the banking industry.”
James W. Everson, Chairman, President and Chief Executive Officer stated, “We are pleased to see our first quarter earnings 8.12% above last year’s first quarter performance. Our budget projections show a continuation of earnings improvement for this year as we implement our planned cost savings initiatives as a follow up to our newly installed core processing system. We are also pleased with our asset management and the improvement in our non performing loans, which decreased by 22% compared to the first quarter last year resulting in non-performing loans to total loans at 1.69% at quarter end, well below our banking peer group. We continue our focus on keeping a balance between maintaining our regulatory “Well Capitalized” status, sufficiently accruing into our loan loss reserve while managing our asset quality and making capital expenditures for future shareholder growth...plus cover our generous dividend payment policy.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $432.1 million and total shareholder’s equity of approximately $35.8 million as of March 31, 2011. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. “UBCP”

At or for the Quarter Ended March 31,	%
2011	2010	Change
Earnings
Total interest income	$5,038,058	$5,530,075	-8.90%
Total interest expense	1,255,745	1,804,158	-30.40%

Net interest income	3,782,313	3,725,917	1.51%
Provision for loan losses	647,576	359,858	79.95%
Customer service fees	444,099	533,318	-16.73%
Net realized gains on sale of loans	29,896	13,648	119.05%
Net realized gains on sale of securities	370,145	—	N/A
Net realized loss on sale of other real estate and repossessions	—	(3,112)	-100.00%
Other noninterest income	220,236	232,614	-5.32%
Total noninterest income	1,064,376	776,468	37.08%
Deposit insurance premiums	86,994	102,282	-14.95%
Noninterest expense (excluding deposit insurance premiums)	3,207,925	3,269,200	-1.87%
Earnings before income taxes	904,194	771,045	17.27%
Income tax expense	166,240	88,501	87.84%

Net income	$737,954	$682,544	8.12%
Per share
Earnings per common share — Basic	$0.15	$0.14	7.14%
Earnings per common share — Diluted	0.15	0.14	7.14%
Cash dividends paid	0.14	0.14	0.00%
Annualized yield based on quarter end close	7.13%	6.51%	9.56%
Book value (end of period)	7.52	7.72	-2.59%
Shares Outstanding
Average — Basic	4,753,955	4,665,937	—
Average — Diluted	4,772,218	4,682,449	—
At quarter end
Total assets	$432,075,873	$450,261,103	-4.04%
Total assets (average)	429,884,000	447,160,000	-3.86%
Other real estate and repossessions	2,035,084	1,459,196	39.47%
Gross loans	277,073,804	260,489,459	6.37%
Allowance for loan losses	(2,520,611)	(2,526,665)	-0.24%
Net loans	274,553,193	257,962,794	6.43%
Net loans charged-off	865,701	223,210	287.84%
Non-performing loans	4,673,000	5,985,000	-21.92%
Certificates of Deposit in other financial institutions	1,682,000	11,272,000	-85.08%
Average loans	279,181,000	260,009,000	7.37%
Securities and other restricted stock	110,037,573	107,604,622	2.26%
Shareholders’ equity	35,751,168	36,038,134	-0.80%
Shareholders’ equity (average)	35,751,000	35,481,000	0.76%
Stock data
Market value — last close (end of period)	$8.41	$8.60	-2.21%
Dividend payout ratio	93.33%	100.00%	-6.67%
Price earnings ratio	14.02	x	16.54	x	-15.25%
Market price to book value	1.12	1.11	0.39%
Key performance ratios
Return on average assets (ROA)	0.69%	0.61%	0.08%
Return on average equity (ROE)	8.26%	7.69%	0.56%
Net interest margin (Federal tax equivalent)	4.18%	4.00%	0.18%
Interest expense to average assets	1.17%	1.61%	-0.44%
Total allowance for loan losses to nonperforming loans	53.94%	42.22%	11.72%
Total allowance for loan losses to total loans	0.91%	0.97%	-0.06%
Nonperforming loans to total loans	1.69%	2.30%	-0.61%
Nonperforming assets to total assets	1.55%	1.65%	-0.10%
Net charge-offs to average loans	1.24%	0.34%	0.90%
Equity to assets at period end	8.27%	8.00%	0.27%